Exhibit 10.1

Execution Version

NINTH AMENDED AND RESTATED FEE AGREEMENT

This Ninth Amended and Restated Fee Agreement (this “Agreement”), dated as of December 31, 2023 (the “Effective Date”), amends and restates that certain Eighth Amended and Restated Fee Agreement between Apollo Insurance Solutions Group LP (“ISG”) and Athene Holding Ltd. (“AHL”), dated March 31, 2022 (as amended, the “Prior Agreement”).

WHEREAS, from time to time, AHL and certain current or future direct or indirect subsidiaries of AHL (each, other than any ACRA Entity (as defined below), a “Subsidiary”) or a Subsidiary’s reinsurance counterparty (each, other than any ACRA Entity, a “Reinsurance Counterparty”) have entered into, will enter into or desire to enter into investment management agreements with ISG pursuant to which Subsidiaries and Reinsurance Counterparties pay ISG management fees and agree to indemnify ISG in certain circumstances;

WHEREAS, from time to time, ISG and one or more investment manager(s), not affiliated with Apollo (as hereinafter defined), acting for a Reinsurance Counterparty (each, a “Reinsurance-Related Third Party Manager”) have entered into, will enter into or desire to enter into a sub-advisory arrangement with respect to an investment management agreement between such Reinsurance-Related Third Party Manager and a Reinsurance Counterparty pursuant to which ISG will act as a sub-advisor with respect to certain assets of such Reinsurance Counterparty;

WHEREAS, from time to time, ISG and sub-advisers (each, a “Sub-Adviser”) have entered into, will enter into or desire to enter into sub-advisory arrangements with respect to the foregoing investment management agreements and/or sub-advisory agreements pursuant to which ISG will pay such Sub-Advisers management fees, be liable for expenses of such Sub-Advisers and indemnify such Sub-Advisers in certain circumstances;

WHEREAS, from time to time, ISG, on the one hand, and the Subsidiaries and their Reinsurance Counterparties, on the other hand, have entered into, will enter into or desire to enter into shared service and cost reimbursement arrangements pursuant to which Subsidiaries and Reinsurance Counterparties reimburse ISG (or ISG reimburses AHL or its Subsidiaries or their Reinsurance Counterparties) for its expenses relating to such shared services and other costs incurred; and

WHEREAS, AHL and ISG desire to provide for consistent fees and shared service and cost reimbursement arrangements and a consistent standard of care/liability and indemnity on an enterprise-wide basis across AHL and the Subsidiaries and their Reinsurance Counterparties (but not including any Athora Entity), in each case on terms ISG and AHL have determined to be consistent with commercial standards.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Definitions.

a. “Accounts” means all investment accounts and operating cash accounts of or relating to AHL and/or the Subsidiaries, whether or not managed by ISG, including, without limitation, surplus accounts and funds withheld accounts, investment accounts of any Reinsurance Counterparty in which ISG is acting as an advisor or sub-advisor or in a similar capacity, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by AHL and/or the Subsidiaries, provided, however, “Accounts” shall not include (i) investment accounts or operating cash accounts of any Athora Entity (or, for the avoidance of doubt, any

ACRA Entity), (ii) any surplus account, funds withheld account, modified coinsurance account, reinsurance trust or other investment account of any Subsidiary or Reinsurance Counterparty, or any subaccount thereof, established for the purpose of maintaining assets supporting business ceded or retroceded to an Athora Entity (or, for the avoidance of doubt, any ACRA Entity), or (iii) investment accounts or operating cash accounts of AHL or a Subsidiary which is managed by Apollo Asset Management Europe LLP and/or Apollo Management International LLP.

b. “ACRA 1A” means Athene Co-Invest Reinsurance Affiliate 1A Ltd.

c. “ACRA 1 Accounts” means all investment accounts of or relating to any ACRA 1 Entity, whether or not managed by ISG, including, without limitation, surplus accounts and funds withheld accounts, investment accounts of any reinsurance counterparty of ACRA 1A or a subsidiary thereof in which ISG is acting as an advisor or sub-advisor or in a similar capacity, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by any ACRA 1 Entity, provided, however, “ACRA 1 Accounts” shall not include investment accounts of or relating to any ACRA 1 Entity which are managed by Apollo Asset Management Europe LLP and/or Apollo Management International LLP.

d. “ACRA 1 Account Value” has the meaning ascribed to the term “Account Value” in the ACRA 1 Fee Agreement.

e. “ACRA 1 Asset Management Fee” has the meaning ascribed to the term “Asset Management Fee” in the ACRA 1 Fee Agreement.

f. “ACRA 1 Backbook Value” means $2,508,773,595.

g. “ACRA 1 Base Management Fee” has the meaning ascribed to the term “Base Management Fee” in the ACRA 1 Fee Agreement.

h. “ACRA 1 Book Yield Cap” means the cap on ACRA 1 Asset Management Fees with respect to ACRA 1 Book Yield Capped Assets set forth in Schedule I of the ACRA 1 Fee Agreement.

i. “ACRA 1 Book Yield Capped Asset” has the meaning ascribed to the term “Book Yield Capped Asset” in the ACRA 1 Fee Agreement.

j. “ACRA 1 Entity” means (i) ACRA 1 HoldCo or any direct or indirect subsidiary thereof, (ii) any alternative investment vehicle formed by ACRA 1 HoldCo or any direct or indirect subsidiary thereof for the purpose of entering into any transaction with AHL or any Subsidiary or (iii) any person that ISG and AHL hereafter jointly designate in writing as an “ACRA 1 Entity”.

k. “ACRA 1 Fee Agreement” means the fee agreement by and between ACRA 1A and ISG, dated as of September 11, 2019, as amended, restated, supplemented or otherwise modified from time to time.

l. “ACRA 1 HoldCo” means Athene Co-Invest Reinsurance Affiliate Holding Ltd.

m. “ACRA 1 IM Fees” has the meaning ascribed to the term “ACRA IM Fees” in the ACRA 1 Fee Agreement.

n. “ACRA 1 IM Fee Top-Up Amount” means, with respect to any month, an amount equal to:

(i)	the percentage of the economic interests of ACRA 1 HoldCo owned indirectly by AHL; multiplied by

(ii)

the greater of zero and the amount equal to (A) the ACRA 1 IM Fees, calculated (x) on the basis that the ACRA 1 Asset Management Fee, the ACRA 1 Base Management Fee and the ACRA 1 Account Value are determined using the GAAP book value of the applicable assets in accordance with Section 4 of this Agreement, (y) without giving effect to the ACRA 1 Book Yield Cap and (z) on the basis that AMCLO Debt is not included as “Special Assets” (as defined in the ACRA 1 Fee Agreement) minus (B) the ACRA 1 IM Fees payable under the ACRA 1 Fee Agreement, calculated in accordance with the terms of the ACRA 1 Fee Agreement.

o. “ACRA 2 Accounts” means all investment accounts and operating cash accounts of or relating to any ACRA 2 Entity, whether or not managed by ISG, including, without limitation, surplus accounts and funds withheld accounts, investment accounts of any reinsurance counterparty of any subsidiary of ACRA 2 HoldCo in which ISG is acting as an advisor or sub-advisor or in a similar capacity, modified coinsurance accounts and reinsurance trusts supporting reinsurance agreements entered into by any ACRA 2 Entity, provided, however, “ACRA 2 Accounts” shall not include investment accounts or operating cash accounts of or relating to any ACRA 2 Entity which are managed by Apollo Asset Management Europe LLP and/or Apollo Management International LLP.

p. “ACRA 2 Entity” means (i) ACRA 2 HoldCo or any direct or indirect subsidiary thereof, (ii) any alternative investment vehicle formed by ACRA 2 HoldCo or any direct or indirect subsidiary thereof for the purpose of entering into any transaction with AHL or any Subsidiary or (iii) any person that ISG and AHL hereafter jointly designate in writing as an “ACRA 2 Entity”.

q. “ACRA 2 HoldCo” means Athene Co-Invest Reinsurance Affiliate Holding 2 Ltd.

r. “ACRA Accounts” means the ACRA 1 Accounts and the ACRA 2 Accounts, collectively.

s. “ACRA Entity” means the ACRA 1 Entities and the ACRA 2 Entities, collectively.

t. “AGM” means Apollo Global Management, Inc. (formerly known as Tango Holdings, Inc.).

u. “Actual SRE Performance Fee” has the meaning set forth in Section 3(g).

v. “Actual SRE Performance Metric” means, with respect to a Subject Year, the SRE Performance Metric determined based on actual financial metrics for such Subject Year, as described in Schedule III.

w. “Agreement” has the meaning set forth in the preamble.

x. “AHL” has the meaning set forth in the preamble.

y. “AHL Budget Review Process” means the annual process by which management of AHL establishes budget financial metrics for the following calendar year.

z. “AHL IM Fees” means, with respect to a month, the amount equal to:

(i)	the Base Management Fee with respect to such month; plus

(ii)	the AHL Subadvisory Fees; plus

(iii)	the ACRA 1 IM Fee Top-Up Amount with respect to such month; minus

(iv)

the aggregate amount payable to Apollo with respect to such month and the assets taken into account in determining the fee amounts described in clauses (i), (ii) and (iii) of this definition of “AHL IM Fees” by AHL, the Subsidiaries, the Reinsurance Counterparties and the Reinsurance-Related Third Party Managers pursuant to any one or more investment management, sub-advisory or other agreements or arrangements.

aa. “AHL Subadvisory Fees” means, with respect to a month:

(i)

with respect to any asset in an Account as of the last day of such month (determined as of the end of such day) that is none of (A) a Third Party Sub-Advised Asset, (B) a Base Fee Only Asset, (C) an Excluded Asset and (D) a Special Asset, one-twelfth of the Asset Management Fee with respect to such asset as of the last day of such month; and

(ii)

with respect to any Special Asset in an Account as of the last day of such month (determined as of the end of such day), any fee that has been mutually agreed upon by AHL and Apollo with respect to such Special Asset that is payable during such month.

bb. “AMCLO Debt” has the meaning set forth in Section 3(d).

cc. “Annual Performance Factor” for each Subject Year shall be determined based on the Actual SRE Performance Metric for such Subject Year relative to the Budget SRE Performance Metric for such Subject Year as set forth on and in accordance with the Annual Performance Factor Table; provided, that if the Actual SRE Performance Metric relative to the Budget SRE Performance Metric falls between the performance metrics outlined above, then the Annual Performance Factor shall be adjusted proportionately; provided, further, that, for the avoidance of doubt, the Annual Performance Factor shall in no event be greater than 200% or less than 0%. The parties will review the Annual Performance Factor in connection with the AHL Budget Review Process each year and may, no more than once during any three-year period, modify the Annual Performance Factor with respect to subsequent Subject Years. Any such modification of the Annual Performance Factor that is mutually agreed in writing by the parties shall become effective automatically upon such mutual agreement, without any further action required by the parties hereunder.

dd. “Annual Performance Factor Table” has the meaning set forth on Schedule III.

ee. “Apollo” means AGM and its subsidiaries, collectively, including ISG, but not including AHL and its Subsidiaries.

ff. “Applicable IMA” has the meaning set forth in Section 7.

gg. “Applicable Period” has the meaning set forth in Section 3(d).

hh. “Applicable SAA” has the meaning set forth in Section 7.

ii. “Asset Management Fee” has the meaning set forth on Schedule I.

jj. “Athora Entity” means any of Athora Holding Ltd. or its direct or indirect subsidiaries.

kk. “Athora Funding Agreement” means a Funding Agreement issued to an Athora Entity by a subsidiary that is a client of ISG (each, an “AHL Sub Client”), provided, that the assets backing such Funding Agreement are all managed by, and subject to fees payable to, ISG hereunder and/or under the applicable investment management agreement between ISG and such AHL Sub Client.

ll. “AUSA” means Athene USA Corporation, a Subsidiary.

mm. “Backbook Value” means $103,443,295,887.

nn. “Base Fee Only Asset” means, without limiting Section 4(c), any asset classified as of the applicable date of determination in accordance with ISG’s (or a Sub-Advisor’s, if applicable) then existing policies as either (i) cash or a cash equivalent, (ii) a U.S. treasury security, (iii) an alternative asset or (iv) non-preferred equity.

oo. “Base Management Fee” means, with respect to any month, the amount equal to:

(i)

(A) if the Backbook Value is less than the aggregate book value of the assets in the Accounts, other than the Excluded Assets, as of the end of the last day of such month, one-twelfth of the sum of (1) 0.225% of (x) the Backbook Value minus (y) the ACRA 1 Backbook Value and (2) 0.075% of the ACRA 1 Backbook Value; or

(B) if the aggregate book value of the assets in the Accounts, other than the Excluded Assets, as of the end of the last day of such month is less than or equal to the Backbook Value, one-twelfth of the sum of (1) 0.225% of such aggregate book value of such assets in the Accounts and (2) 0.075% of the percentage of the economic interests of ACRA 1 HoldCo owned indirectly by AHL of the aggregate book value of the assets in the ACRA 1 Accounts, other than the Excluded Assets, as of the last day of such month; provided, that in no event will the amount set forth in this clause (i)(B) exceed one-twelfth of the sum of clauses (1) and (2) of clause (i)(A) above; plus

(ii)	one-twelfth of 0.15% of the Incremental Value as of the last day of such month.

pp. “Budget SRE Performance Metric” means, with respect to a Subject Year, the SRE Performance Metric determined based on budget financial metrics for such Subject Year consistent with AHL’s internal business Plan targets and established by management of AHL in connection with the AHL Budget Review Process for such Subject Year.

qq. “Core Asset” has the meaning set forth on Schedule I.

rr. “Core Plus Asset” has the meaning set forth on Schedule I.

ss. “Core Ratio” means, with respect to each calendar quarter, beginning on March 31, 2022, the quotient of:

(i)	the average of the aggregate book value of the Core Assets and Core Plus Assets in the Accounts as of the last day of each month of such quarter; and

(ii)	the average of the aggregate book value of the assets in the Accounts as of the last day of each month of such quarter;

provided, however, no Excluded Asset or Base Fee Only Asset shall be included in determining any average in either clause (i) or (ii).

tt.	“Effective Date” has the meaning set forth in the preamble.

uu.	“Estimated SRE Performance Fee” has the meaning set forth in Section 3(g).

vv.	“Excluded Asset” means any asset that Apollo and AHL mutually agree from time to time constitutes an Excluded Asset.

ww.

“FA Rebate Amount” means, with respect to any Athora Funding Agreement, an amount, determined by ISG as of the end of each month with respect to such month, equal to the product of (a) the FA Value as of the end of such month and (b) one-twelfth of 0.10%.

xx.

“FA Value” means, as of any date of determination with respect to any Athora Funding Agreement, the outstanding deposit amount thereunder (provided, that to the extent that such Funding Agreement is issued in a currency other than U.S. Dollars, the outstanding deposit amount of such Funding Agreement shall be converted to U.S. Dollars by ISG using the mid-spot rate applicable to such currency exchanges reported by Bloomberg as the of the end of the last business day of the applicable month or reported by such other source as reasonably determined by ISG if Bloomberg is not available. For purposes of determining the applicable FA Rebate Amount, the FA Value of an Athora Funding Agreement will be increased (or decreased) by positive (or negative) Applicable Quarterly Net Investment Margin beginning on the first day of the first full fiscal quarter after such Athora Funding Agreement was issued and on the first day of each fiscal quarter thereafter. As used herein, the “Applicable Net Investment Margin” shall mean the investment margin on deferred annuities determined in accordance with GAAP and published by AHL in its then most recent annual report filed with the SEC (or such other audited source as may be agreed by the parties), and the “Applicable Quarterly Net Investment Margin” shall be the Applicable Net Investment Margin divided by 4. Notwithstanding the foregoing, when the outstanding deposit amount under any Athora Funding Agreement has been reduced to zero, the FA Rebate Amount with respect to such Athora Funding Agreement shall be zero and the FA Value of such Athora Funding Agreement shall be zero.

yy.

“Funding Agreement” means a financial contract issued by an insurance company and identified as a Guaranteed Interest Contract on the applicable insurance company’s financial statements, which contract generally provides for the accumulation of funds at guaranteed rates for a specified time period with repayment to the holder thereof in lump sum or installments. For the avoidance of doubt, “Funding Agreement” does not include annuity contracts or contracts that provide for payments to or by the applicable insurer based on the occurrence of a contingency, including without limitation, a mortality or morbidity contingency.

zz.

“Incremental Value” means, as of any date of determination, the greater of (i) the amount equal to (A) the sum of (x) the aggregate book value of the assets in the Accounts, other than any Excluded Asset, as of the end of the day of such date of determination and (y) the ACRA 1 Backbook Value minus (B) the Backbook Value and (ii) zero.

aaa.	“ISG” has the meaning set forth in the preamble.

bbb.	“ISG/AHL Investment Management Agreement” has the meaning set forth in Section 9.

ccc.

“Other Service Agreement” means an agreement entered into between ISG and AHL or a Subsidiary pursuant to which ISG will allocate to AHL or such Subsidiary a portion of the Other Service Compensation paid or payable by ISG. For purposes of the definition of “Unpaid Other Service Compensation”, an Other Service Agreement means an agreement pursuant to which ISG would be compensated by AHL or the applicable Subsidiary for Other Service Compensation paid or payable by ISG in respect of the services provided by employees of ISG to Subsidiaries or paid or payable in respect of shared employees, as if such services were being performed under an agreement substantially similar to an Other Service Agreement entered into between ISG and any other Subsidiary.

ddd.

“Other Service Compensation” means (A) employee and consulting compensation and related benefits and expenses, including payroll taxes, paid by ISG and (B) ISG’s expenses relating to agreements or arrangements with third parties for the provision of services, products and/or equipment to ISG and/or AHL and the Subsidiaries which will be shared with or passed through by ISG to AHL or the Subsidiaries, as the case may be. With respect to (A), such compensation, benefits, expenses and taxes shall be allocated by ISG to AHL or the applicable Subsidiary based on reasonable allocations of employees’ time performing services for such Subsidiary, with such allocations made by ISG at cost without markup. With respect to (B), expenses are allocated by ISG to AHL or the applicable Subsidiary based on reasonable estimates of usage by AHL and/or such Subsidiaries, with such allocations at cost without markup.

eee.	“Prior Agreement” has the meaning set forth in the preamble.

fff.	“Prior Amendment Effective Date” means June 10, 2019.

ggg.	“Reinsurance Counterparty” has the meaning set forth in the recitals.

hhh.	“Reinsurance-Related Third Party Manager” has the meaning set forth in the recitals.

iii.	“SEC” means the United States Securities and Exchange Commission.

jjj.	“Special Asset” means an asset that Apollo and AHL mutually agree from time to time constitutes a Special Asset.

kkk.	“SRE Performance Fee” means, with respect to a Subject Year, an amount equal to the Target Annual SRE Fee multiplied by the Annual Performance Factor.

lll.	“SRE Performance Metric” has the meaning set forth on Schedule III.

mmm.	“Sub-Advisor” has the meaning set forth in the recitals.

nnn.	“Subject Year” has the meaning set forth in Section 3(g).

ooo.	“Subsidiaries” has the meaning set forth in the recitals.

ppp.

“Target Annual SRE Fee” means (i) with respect to Subject Year 2023, $18,750,000, and (ii) with respect to each Subject Year thereafter, $37,500,000; provided, that the parties will review the Target Annual SRE Fee in connection with the AHL Budget Review Process each year and may, no more than once during any three-year period, modify the Target Annual SRE Fee with respect to subsequent Subject Years. Any such modification of the Target Annual SRE Fee that is mutually agreed in writing by the parties shall become effective automatically upon such mutual agreement, without any further action required by the parties hereunder.

qqq.

“Third Party Sub-Advised Asset” means any asset in an Account that both (i) is the subject of an investment sub-advisory arrangement with a Sub-Advisor which is not Apollo and (ii) AHL and Apollo have mutually agreed from time to time to treat as a Third Party Sub-Advised Asset for purposes of this Agreement.

rrr.

“Unpaid Other Service Compensation” means any amount or amounts (i) payable to ISG pursuant to any Other Service Agreement or (ii) which would have been payable to ISG if an Other Service Agreement had been entered into between ISG and the applicable Subsidiary, in each case, where such Subsidiary cannot pay or has not paid, for any reason, such amount or amounts on its own behalf.

2. Fees. AHL shall pay, (i) in accordance with Section 6 of this Agreement, the AHL IM Fees each month and (ii) in accordance with Section 3(g) of this Agreement, the SRE Performance Fee each year. For the avoidance of doubt, no AHL IM Fees or other compensation shall be payable by AHL or any Subsidiary with respect to investment accounts of (i) an Athora Entity or (ii) except as otherwise expressly set forth herein, an ACRA Entity.

3. AHL IM Fee Rebates and Other Fee Adjustments.

a. Subject to the terms and conditions below, ISG shall rebate or discount, without duplication, AHL IM Fees paid or payable by or on behalf of AHL to ISG as follows: for monthly invoicing periods ended after the date hereof and for each calendar month-end thereafter, an amount equal to the aggregate FA Rebate Amounts as of such calendar month-end.

b. AHL shall provide (or cause to be provided) to ISG such information as may be reasonably requested by ISG to assist in the determination of the FA Rebate Amount, including, without limitation:

(i) Promptly upon execution of an Athora Funding Agreement, a report detailing the outstanding principal balance of such funding agreement, its date of issue and its maturity date (or payment dates if not a bullet payment);

(ii) If an Athora Funding Agreement is denominated in a currency other than U.S. Dollars, AHL shall provide written notice (which may be in the form of an electronic mail) to ISG promptly after the end of each calendar month of the mid-spot rate applicable to such currency exchanges reported by Bloomberg as of the end of the last business day of the applicable month;

(iii) Promptly after each anniversary of the effectiveness of an Athora Funding Agreement, AHL shall provide to ISG written notice of the Applicable Net Investment Margin for the prior 12 months with respect to such AHL sub-client with reasonable detail of the calculation thereof; and

(iv) On a monthly basis, a report detailing the outstanding balance of each Athora Funding Agreement (with reasonable detail of its calculation thereof) as of the prior month end then subject to an FA Rebate Amount and the AHL client issuer thereof, the date of issue of any such funding agreement and such funding agreement’s maturity date (or its payment dates, if not a bullet payment).

For the avoidance of doubt, ISG shall not be required to provide any rebate unless and until the information required by ISG hereunder has been provided to ISG. To the extent that ISG or AHL, acting in good faith, disagrees with any of the information contained in any of the foregoing reports discussed in this clause (b) or in respect of the amounts of any rebate provided under this Section 3, the parties agree to negotiate a resolution to such disagreement in good faith.

c. If the Core Ratio with respect to a calendar quarter exceeds 60%, ISG shall rebate or discount an amount equal to the product of (i) 0.00625% and (ii) the sum of the Incremental Value as of the end of each month of such calendar quarter divided by 3. If the Core Ratio with respect to a calendar quarter is less than 50%, AHL shall pay to ISG an amount equal to the product of (i) 0.00625% and (ii) the sum of the Incremental Value as of the end of each month of such calendar quarter divided by 3.

d. AHL shall pay to ISG: (A) an amount equal to (i) the AHL IM Fees with respect to affiliate-managed collateralized loan obligation debt securities (“AMCLO Debt”) for the period from January 1, 2019 to the Effective Date (the “Applicable Period”), calculated on the basis that AMCLO Debt was not included as “Special Assets” with respect to such period but otherwise in accordance with the Prior Agreement minus (ii) the AHL IM Fees with respect to AMCLO Debt actually paid for the Applicable Period plus (B) an amount equal to (i) the percentage of the economic interest of ACRA 1 HoldCo owned indirectly by AHL during the applicable portion of the Applicable Period multiplied by (ii) the difference between (x) the ACRA 1 IM Fees with respect to AMCLO Debt during the applicable portion of the Applicable Period, calculated on the basis that AMCLO Debt was not included as “Special Assets” (as defined in the ACRA 1 Fee Agreement) with respect to such period but otherwise in accordance with the ACRA 1 Fee Agreement and (y) the ACRA 1 IM Fees with respect to AMCLO Debt actually paid under the ACRA 1 Fee Agreement for the applicable portion of the Applicable Period. Such payment shall be included in the payment for AHL IM Fees for the first calendar month following the date hereof and shall be made in accordance with Section 6.

e. [Reserved.]

f. AHL shall pay to ISG an amount equal to: (a) one-twelfth of the Asset Management Fee with respect to each of the assets listed on Schedule II hereto, calculated as of the date in March 2022 on which such assets were no longer directly held in the Accounts, multiplied by (b) a fraction, the numerator of which is the number of days in March 2022 during which such assets were directly held in the Accounts and the denominator of which is 31. Such payment shall be included in the payment for AHL IM Fees for the first calendar month following the date hereof and shall be made in accordance with Section 6. For the avoidance of doubt, the amount paid pursuant to this Section 3(f) together with any fees payable with respect to the vehicle to which each of the assets listed on Schedule II hereto were transferred in March 2022, for the number of days in March 2022 during which such assets were not maintained directly in the Accounts, shall not exceed the amounts that would have been payable with respect to such assets had they been held directly in the Accounts for all of the days in March 2022.

g. No later than November 30 of each calendar year (a “Subject Year”) (or such later date as may be agreed by the parties), ISG shall provide to AHL an invoice detailing ISG’s calculation of the estimated SRE Performance Fee for such Subject Year based on an estimated calculation of the Actual SRE Performance Metric for such Subject Year determined by AHL (the “Estimated SRE Performance Fee”). AHL shall pay, in consideration of services agreed between the parties and for other good and valuable consideration, the Estimated SRE Performance Fee for a Subject Year to ISG in cash no later than December 15 of such Subject Year (or such later date as may be agreed by the parties). No later than March 31 of the calendar year following such Subject Year, ISG shall provide to AHL an invoice detailing ISG’s calculation of the actual SRE Performance Fee for such Subject Year, based on the Actual SRE Performance Metric for such Subject Year (the “Actual SRE Performance Fee”). If the Actual SRE Performance Fee exceeds the Estimated SRE Performance Fee with respect to a Subject Year, the SRE Performance Fee for the following Subject Year shall be increased by an amount equal to such excess. If the Actual SRE Performance Fee is less than the Estimated SRE Performance Fee with respect to a Subject Year, the SRE Performance Fee for the following Subject Year shall be decreased by an amount equal to such difference.

4. Valuation.

a. Unless the parties otherwise agree in writing: (i) the book value of the assets in the Accounts and, if applicable, the ACRA Accounts, shall be the GAAP book value of such assets; and (ii) AHL (or one of its subsidiaries) (and not ISG) shall be responsible for determining, in good faith, the book value of the assets in the Accounts and, if applicable, the ACRA Accounts in accordance with AHL’s valuation policies and procedures (from time to time in effect). AHL agrees to (x) provide valuations on the Accounts and, if applicable, the ACRA Accounts no less often than on a monthly basis and (y) determine the Core Ratio with respect to each calendar quarter as promptly as practicable after the end of such calendar quarter, but no later than the last day of the following calendar quarter.

b. AHL’s valuation policies and procedures shall be reasonably acceptable to ISG.

c. The parties further agree to negotiate in good faith as to any disputes regarding valuation of the assets in the Accounts and, if applicable, the ACRA Accounts or any methodologies used by AHL to value the assets for purposes of determining fees accruing hereunder or in connection with any Account or, if applicable, any ACRA Account, including with respect to (i) any determination of whether an amount is payable (including by rebate or discount) pursuant to Section 3(c) and (ii) any determination of whether or not an asset constitutes a Base Fee Only Asset, a Special Asset, a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset (which negotiation with respect to this clause (ii) shall take into account the yield, duration and risk profile of such asset). Additionally, in the event that an asset in an Account or, if applicable, an ACRA Account is classified as of an applicable date of determination in accordance with ISG’s (or a Sub-Advisor’s, if applicable) then existing policies within a category that was not contemplated by this Agreement as of the Prior Amendment Effective Date, AHL and ISG shall negotiate in good faith to determine whether such asset should constitute a Base Fee Only Asset, a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset.

5. Sub-Adviser Fees; Unpaid Other Service Compensation. In addition to the other payment obligations contained herein: (a) to the extent that ISG has paid or is obligated to pay fees or expenses to any Sub-Adviser in respect of any Account, AHL shall pay on behalf of ISG, or reimburse ISG for, such Sub-Adviser fees and expenses (for the avoidance of doubt, without duplication for any sub-advisory management fees and expenses which have already been paid by or on behalf of any such Account); and (b) AHL shall pay to ISG any Unpaid Other Service Compensation. Notwithstanding the foregoing, and for the avoidance of doubt, clause (a) of the immediately preceding sentence shall only obligate AHL to pay, or reimburse ISG for, a Sub-Adviser fee that is paid or payable by ISG to another Apollo entity to the extent such Sub-Adviser fee either (i) is (or has been, if applicable) approved by the AHL Conflicts Committee or (ii) does not require approval by the AHL Conflicts Committee under the AHL Conflicts Committee procedures in effect on the date on which such Sub-Adviser fee is implemented.

6. Payments. Any amount payable by a party hereto (the “Paying Party”) hereunder (including payments made under Section 5) will be paid to the other party within 10 business days following receipt by the Paying Party of an invoice for such amount, detailing the calculation of such amount. AHL shall have the option, at its sole discretion, to cause to be paid by AUSA, on behalf of AHL, any payments or reimbursements due by AHL hereunder.

7. Indemnification.

a. The parties agree that the provisions set forth in Section 7(b) (the “Standard Indemnity”) constitute the commercial standard of care and indemnification provisions that are intended to govern the relationship between ISG and the applicable owner of each Account. The parties also recognize that, for various reasons, the applicable investment management agreement (the “Applicable IMA”) between ISG and the owner of any given Account or the applicable sub-advisory agreement (the “Applicable SAA”) between ISG and the applicable Reinsurance-Related Third Party Manager may not contain a standard of care and/or indemnification provision or may contain a standard of care and/or indemnification provision that deviates from the Standard Indemnity. In the event that ISG is liable to any Reinsurance-Related Third Party Manager or to the owner of any Account for any Loss, or fails to receive indemnification from such Reinsurance-

Related Third Party Manager or from the owner of such Account for any Loss, in each case, in a manner where ISG would not have been liable for such Loss or would have received indemnification for such Loss if the Applicable IMA or the Applicable SAA included the Standard Indemnity, it is the intent of the parties that AHL will indemnify and hold harmless ISG for such Loss.

b. To the fullest extent permitted by applicable law, and notwithstanding any provision in any Applicable IMA or Applicable SAA to the contrary, AHL shall hold harmless and indemnify ISG, its officers, directors, principals, employees, agents or nominees (each, an “Investment Manager Party”) from and against any and all losses (including, without limitation, (i) any payments made by an Investment Manager Party to the owner of an Account or to a Reinsurance-Related Third Party Manager and (ii) any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages paid by an Investment Manager Party, even if such damages are paid to the owner of an Account or to a Reinsurance-Related Third Party Manager and even if such Investment Manager Party is advised of the possibility or likelihood of the same), damages, claims, costs, actions, liabilities, suits, proceedings, settlements, Account expenses or other expenses including, without limitation, any liabilities imposed or sought to be imposed on or claims asserted against such Investment Manager Party (including, in each case, reasonable attorney’s fees and disbursements) (each a “Loss”), which an Investment Manager Party may incur or suffer arising out of or in connection with the performance of its obligations under this Agreement, the Applicable IMA or the Applicable SAA; provided, however, that this indemnity shall not apply to any Loss to the extent caused by ISG’s gross negligence, willful misconduct, fraud, or, at any time that any assets of any Account constitute “plan assets” subject to ERISA, breach of fiduciary duty under ERISA, in respect of its obligations and duties under this Agreement, the Applicable IMA or the Applicable SAA with respect to any Account (in each case, as determined by a court of competent jurisdiction in a final non-appealable judgment); provided, further, that any amounts payable to an Investment Manager Party under this Section 7 shall be offset by any amounts actually paid to such Investment Manager Party with respect to such Loss by the owner of the applicable Account or the applicable Reinsurance-Related Third Party Manager to the extent that such payment would be duplicative of payments made hereunder. The foregoing indemnity is in addition to, and shall not constitute a waiver or limitation of any rights which an Investment Manager Party may have under, applicable law or any other agreement. For purposes of this Section 7(b), references to ISG include each Sub-Adviser that is an affiliate of ISG.

c. The parties understand that certain United States federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing in this Agreement will waive or limit any rights that any party may have under those laws.

8. Governing Law. To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement; provided, that unpaid accrued payment obligations arising under any prior version of this Agreement shall not be affected by this Agreement. As of the date hereof, there are no understandings between the parties with respect to the subject matter of this Agreement other than as expressed herein or as set forth in (i) that certain Investment Management Agreement, dated as of October 31, 2012, by and between ISG and AHL (as amended, supplemented or otherwise modified from time to time, the “ISG/AHL Investment Management Agreement”), (ii) that certain Applicable 2016 Liability Fee Discount, dated as of September 30, 2016, by and between AHL and ISG and (iii) that certain letter agreement, dated as of February 28, 2020, by and among AHL, ISG and Apollo Global Management, Inc.

10. Counterparts; Amendment; Interpretation. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein. This Agreement applies to all Accounts, Applicable IMAs, Applicable SAAs, ACRA Accounts (as applicable) and other applicable agreements, whether in place as of the date hereof or entered into on or after the date hereof.

11. Termination.

a. This Agreement shall remain in effect unless and until terminated in accordance with the immediately following sentence. This Agreement shall automatically terminate, without any further action on the part of any of the parties hereto or any other person, if all (but not less than all) investment management agreements, investment advisory agreements and sub-advisory agreements between Apollo, on the one hand, and AHL, any of the Subsidiaries, Reinsurance Counterparties and/or Reinsurance-Related Third Party Managers, on the other hand, have been terminated in accordance with (x) their respective terms and (y) Section 12 hereof and none of such agreements have been replaced by any similar investment management agreement or investment advisory agreement for the benefit of AHL or any of the Subsidiaries; provided, that, (i) any payments or obligations due hereunder, including, but not limited to, the payments or obligations as described in Sections 2, 3, 5, 6 and 7 herein, that accrued, or are otherwise payable or rebatable, with respect to any day prior to the date of such termination of this Agreement (with applicable amounts calculated ratably based on the actual number of days in the calendar quarter that preceded such termination of this Agreement) shall be payable by AHL, or rebatable to AHL, as applicable, within 10 business days (or, if such amount is not determinable within such period, then within 3 business days after such amount is determined) of such termination of this Agreement, (ii) in no event shall any payments or obligations due hereunder, including, but not limited to, the payments or obligations as described in Sections 2, 3, 5, 6 and 7 herein, accrue, or otherwise be payable or rebatable, with respect to any day or period beginning on or after the date of such termination of this Agreement and (iii) Sections 4 (for so long as ISG manages any Account of a Reinsurance Counterparty of AHL or any Subsidiary or acts as a sub-advisor to any Reinsurance-Related Third Party Manager), 7 through 10, and this Section 11 (including the defined terms relating thereto), shall survive such termination of this Agreement. For purposes of clarification, unless this Agreement is terminated in accordance with the immediately preceding sentence, this Agreement shall continue to apply with respect to an Account (and all of the other Accounts) even if the ISG/AHL Investment Management Agreement relating to such Account is terminated pursuant to its terms or otherwise.

b. If this Agreement terminates pursuant to Section 11(a) prior to all investment management agreements, investment advisory agreements and sub-advisory agreements between Apollo, on the one hand, and ACRA Entities, on the other hand, having been terminated in accordance with their respective terms, then ISG and AHL shall use their good faith efforts to enter into a replacement fee agreement that addresses the portions of this Agreement that relate to ACRA Entities and the ACRA Accounts.

12. IMA Termination.

a. Except as set forth in Section 12(a), AHL shall not, and shall cause each subsidiary of AHL not to, elect to terminate any ACRA System IMAs (a) on any date other than June 4, 2023 or any two (2)-year anniversary of such date (each, an “IMA Termination Election Date”) and (b) unless it has provided written notice to ISG or the member of the Apollo Group that is a party to such ACRA System IMA, as applicable, of such termination at least thirty (30) days, but not more than ninety (90) days, prior to the applicable IMA Termination Election Date (an “IMA Termination Notice”); provided, that (i) an ACRA System IMA may only be terminated by AHL or a subsidiary of AHL with the approval of at least two-thirds (2/3) of the Independent Directors (as defined in the Bye-laws) in accordance with the immediately following sentence (an IMA Termination Notice delivered with such approval and in accordance with Section 12(a) and Section 12(b), a “Valid IMA Termination Notice”) and (ii) notwithstanding any such election to terminate or delivery of a Valid IMA Termination Notice, no such termination shall be effective on any date earlier than the second annual anniversary of the applicable IMA Termination Election Date (the “IMA Termination Effective Date”). Notwithstanding anything to the contrary contained in this Section 12(a), the board of directors of AHL shall not approve any election to terminate an ACRA System IMA on any IMA Termination Election Date pursuant to this Section 12(a) unless at least two-thirds (2/3) of the Independent Directors agree that an event described in clause (iii) or (iv) of the definition of AHL Cause occurred with respect to such ACRA System IMA. If AHL and/or the applicable subsidiary of AHL does not provide a Valid IMA Termination Notice with respect to an IMA Termination Election Date, then AHL or such subsidiary of AHL may only elect to terminate such ACRA System IMA under this Section 12(a) on the next IMA Termination Election Date, and neither AHL nor any subsidiary of AHL shall terminate any such ACRA System IMA in accordance with this Section 12(a) without providing a Valid IMA Termination Notice. Furthermore, beginning on June 4, 2019, each ACRA System IMA shall be subject to an initial term of four (4) years from such date; provided that, on each IMA Termination Election Date after June 4, 2019, beginning with the IMA Termination Election Date on June 4, 2023, to the extent no Valid IMA Termination Notice has been delivered in accordance with this Section 12(a) with respect to the ACRA System IMA, the term of such ACRA System IMA shall be extended automatically without any further action or obligation by any persons (including, without limitation, the parties thereto or hereto) for a period of two (2) additional years; provided, further that, if a Valid IMA Termination Notice has been previously delivered in accordance with this Section 12(a) and has not been rescinded prior to the applicable IMA Termination Effective Date, this sentence shall no longer be of any force or effect with respect to the ACRA System IMA that is the subject of such delivered Valid IMA Termination Notice and the term of the ACRA System IMA subject to such Valid IMA Termination Notice shall continue through the end of the IMA Remediation Period. Notwithstanding anything to the contrary, the term of any ACRA System IMA shall be extended for the IMA Remediation Period.

b. Notwithstanding anything to the contrary in Section 12(a), AHL and/or the applicable subsidiary of AHL may terminate an ACRA System IMA upon the occurrence of an event described in clause (i) or (ii) of the definition of AHL Cause with respect to such ACRA System IMA; provided, that any termination of an ACRA System IMA by AHL or subsidiary of AHL, as applicable, for such AHL Cause shall require the approval of at least two-thirds (2/3) of the Independent Directors and the delivery of written notice to ISG or such member of the Apollo Group that is a party to such ACRA System IMA, as applicable, of such termination for such AHL Cause at least thirty (30) days prior to the effective date of such termination; provided, further, that in each case ISG or the member of the Apollo Group that is a party to the applicable ACRA System IMA, as applicable, shall have the right to dispute such determination of the Independent Directors within thirty (30) days after receiving notice from AHL of such determination, in which case the parties to such ACRA System IMA, as applicable, shall submit the question as to whether the conditions of AHL Cause have been met to binding arbitration in accordance with Section 13 hereof, and such ACRA System IMA, as applicable, shall continue to remain in effect during the period of the arbitration.

c. For the avoidance of doubt, subject in all respects to the other provisions of this Section 12 and the definition of AHL Cause, any termination of an ACRA System IMA by AHL and/or any subsidiary of AHL shall require the approval of at least two-thirds (2/3) of the Independent Directors. Notwithstanding anything to the contrary herein, for purposes of this Section 12 and the definition of AHL Cause, (x) no officer or employee of AHL or any of its subsidiaries shall constitute an Independent Director, (y) no officer or employee of (1) any member of the Apollo Group described in clauses (i) through (iii) of the definition of Apollo Group or (2) AGM or any of its subsidiaries (excluding any subsidiary that constitutes any portfolio company (or investment) of (A) an investment fund or other investment vehicle whose general partner, managing member or similar governing person is owned, directly or indirectly, by AGM or by one or more of its subsidiaries or (B) a managed account agreement (or similar arrangement) whereby AGM or one or more of its subsidiaries serves as general partner, managing member or in a similar governing position) shall constitute an Independent Director and (z) any Independent Director who also serves as an independent director of AGM pursuant to the independence requirements set forth in the AGM governing documents shall constitute an Independent Director. For the avoidance of doubt, the fact that a Director serves as an independent director of AGM does not disqualify such Director from being an Independent Director for purposes of this Section 12(c).

d. This Section 12 may not be rescinded, altered or amended until the same has been approved by at least two-thirds (2/3) of the Independent Directors.

e. For purposes of this Section 12, the following terms shall have the meanings set forth below:

(i)

“ACRA System IMA” means (i) that certain investment management agreement by and between ACRA 1A and ISG, dated as of December 31, 2018, (ii) that certain investment management agreement by and between ACRA 1 HoldCo and ISG, dated as of December 16, 2021 and each other investment management agreement by and between ACRA 1 HoldCo or any of its subsidiaries, on the one hand, and ISG, on the other hand, as may be entered into from time to time, (iii) that certain investment management agreement by and between ACRA 2 HoldCo and ISG, dated as of February 6, 2023, and each other investment management agreement by and between ACRA 2 HoldCo or any of its subsidiaries, on the one hand, and ISG, on the other hand, as may be entered into from time to time, (iv) any investment management agreement between a member of the Apollo Group, on the one hand, and a third-party cedent, on the other hand, that relates to any funds withheld accounts or modified coinsurance accounts established by reinsurance counterparties of AHL or any of its subsidiaries for the purpose of maintaining assets supporting business ceded or retroceded to ACRA 1 HoldCo or any of its subsidiaries or ACRA 2 HoldCo or any of its subsidiaries and (v) any investment management agreement between a member of the Apollo Group, on the one hand, and AHL or any of its subsidiaries, on the other hand, that relates to any funds withheld accounts or modified coinsurance accounts established by reinsurance counterparties of AHL or any of its subsidiaries for the purpose of maintaining assets supporting business ceded or retroceded to ACRA 1 HoldCo or any of its subsidiaries or ACRA 2 HoldCo or any of its subsidiaries, but solely with respect to the management of assets that support business that is ultimately ceded or retroceded to ACRA 1 HoldCo or any of its subsidiaries or ACRA 2 HoldCo or any of its subsidiaries.

(ii)

“AHL Cause” means, (i) with respect to any ACRA System IMA, a material violation of Applicable Law relating to ISG’s advisory business or the advisory business of the member of the Apollo Group that is a party to such ACRA System IMA, in each case that is materially detrimental to AHL, (ii) the gross negligence, willful misconduct or reckless disregard of any of the obligations of ISG or the member of the Apollo Group that is a party to the applicable ACRA System IMA under the applicable ACRA System IMA that is materially detrimental to AHL, (iii) the unsatisfactory long term performance of ISG or the member of the Apollo Group that is a party to the applicable ACRA System IMA under the applicable ACRA System IMA that is materially detrimental to AHL, as determined in the sole discretion of at least two-thirds (2/3) of the Independent Directors, acting in good faith or (iv) a determination in the sole discretion of at least two-thirds (2/3) of the Independent Directors, acting in good faith, that the fees charged by ISG or by the member of the Apollo Group that is a party to the applicable ACRA System IMA under the applicable ACRA System IMA, in each case, taking into account, without duplication, this Agreement, are unfair and excessive compared to a Comparable Asset Manager, provided, however, in the case of clauses (iii) and (iv), the Independent Directors shall deliver written notice of such finding to ISG or such other member of the Apollo Group, as applicable, and ISG or such other member of the Apollo Group, as applicable, shall have until the applicable IMA Termination Effective Date to address the Independent Directors’ concerns and; provided further, that in the case of clause (iv), ISG or such other member of the Apollo Group, as applicable, shall have a right to lower its fees to match a Comparable Asset Manager. If ISG or such member of the Apollo Group has addressed the Independent Directors’ concerns (with the assessment of whether the Independent Directors’ concerns have been addressed being rendered thereby in good faith with the approval of at least two-thirds (2/3) of the Independent Directors) or, if applicable, lowered its fees to match a Comparable Asset Manager, then the applicable IMA Termination Notice shall be deemed rescinded and of no further force or effect. For the avoidance of doubt, the occurrence of an event constituting AHL Cause under one ACRA System IMA shall not constitute an event of AHL Cause under any other ACRA System IMA and vice versa, unless such event of AHL Cause shall be separately established thereunder.

(iii)	“Apollo Group” has the meaning set forth in the Bye-laws.

(iv)

“Applicable Law” means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such person.

(v)	“Bye-laws” means the Fifteenth Amended and Restated Bye-laws of AHL, as may be amended, restated, modified or otherwise supplemented from time to time.

(vi)

“Comparable Asset Manager” means an asset manager with personnel of experience, education and qualification, and whose services are of a scale and scope, comparable to those of ISG (after giving effect to any assistance provided to ISG by its affiliates).

(vii)

“Governmental Authority” means any Bermudan, U.S. Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as FINRA).

(viii)	“IMA Remediation Period” means, with respect to any Valid IMA Termination Notice, the period between the applicable IMA Termination Election Date and the applicable IMA Termination Effective Date.

13. Arbitration. Any arbitration referenced in Section 12 shall be settled by arbitration in New York City in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and any award rendered thereon shall be enforceable in any court of competent jurisdiction. Without giving effect to Section 8, any such arbitration and this Section 13 shall be governed by Title 9 of the U.S. Code (Arbitration).

*    *     *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

APOLLO INSURANCE SOLUTIONS GROUP LP

By: AISG GP Ltd., its General Partner

By:	/s/ James R. Belardi
	Name:	James R. Belardi
	Title:	Chief Executive Officer

ATHENE HOLDING LTD.

By:	/s/ Bradley Molitor
	Name:	Bradley Molitor
	Title:	SVP, Chief Financial Officer, Bermuda

SCHEDULE I

ASSET MANAGEMENT FEES

The “Asset Management Fee” means, with respect to any asset in an Account as of any date of determination:

(i)	if such asset constitutes a Core Asset as of such date of determination, 0.065% of the book value of such asset as of such date of determination;

(ii)	if such asset constitutes a Core Plus Asset as of such date of determination, 0.13% of the book value of such asset as of such date of determination;

(iii)	if such asset constitutes a Yield Asset as of such date of determination, 0.375% of the book value of such asset as of such date of determination; and

(iv)	if such asset constitutes a High Alpha Asset as of such date of determination, 0.70% of the book value of such asset as of such date of determination.

For purposes of this definition, the determination of whether an asset constitutes a Core Asset, Core Plus Asset, Yield Asset or High Alpha Asset, and the determination of the book value of an asset, shall be made as of the end of the day of the applicable date of determination.

A “Core Asset” means, without limiting Section 4(c), any asset classified as of the applicable date of determination in accordance with ISG’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as an investment grade corporate (public), (ii) as a municipal security, (iii) as an agency residential or commercial mortgage-backed security, (iv) as an obligation of any governmental agency or government sponsored entity that is not expressly backed by the U.S. government or (v) with respect to which Apollo and AHL have mutually agreed following the Prior Amendment Effective Date to constitute as a core asset category or a core asset.

A “Core Plus Asset” means, without limiting Section 4(c), any asset classified as of the applicable date of determination in accordance with ISG’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as an investment grade corporate (private), (ii) as a fixed rate first lien commercial mortgage loan (CML), (iii) as an obligation issued or assumed by a financial institution (such an institution, a “Financial Issuer”) and determined by ISG to be “Tier 2 Capital” under the Basel III recommendations developed by the Basel Committee on Banking Supervision (or any successor to such recommendations) or (iv) with respect to which Apollo and AHL have mutually agreed following the Prior Amendment Effective Date to constitute as a core plus asset category or a core plus asset.

A “High Alpha Asset” means, without limiting Section 4(c), any asset classified as of the applicable date of determination in accordance with ISG’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as a subordinated commercial mortgage loan, (ii) as a sub-investment grade collateralized loan obligation, (iii) as unrated preferred equity, (iv) as a debt obligation originated by MidCap, (v) as a commercial mortgage loan for redevelopment or construction or secured by non-traditional real estate, (vi) as sub-investment grade infrastructure debt, (vii) as a loan originated directly by Apollo (other than MidCap) and made to a borrower by an Apollo client that was made either directly, sourced privately from a financial sponsor, by debtors seeking a direct loan or financed bilaterally, (viii) as an agency mortgage derivative or (ix) with respect to which Apollo and AHL have mutually agreed following the Prior Amendment Effective Date to constitute as a high alpha asset category or a high alpha asset.

Schedule I - Page 1

A “Yield Asset” means, without limiting Section 4(c), any asset classified as of the applicable date of determination in accordance with ISG’s (or a Sub-Advisor’s, if applicable) then-existing policies (i) as a non-agency residential mortgage-backed security, (ii) as an investment grade collateralized loan obligation, (iii) as an asset-backed security (both insurance-linked securities and non-insurance-linked securities) that is not a residential mortgage-backed security, a commercial mortgage-backed security or a collateralized loan obligation, (iv) as a commercial mortgage-backed security, (v) as an emerging market investment, (vi) as a sub-investment grade corporate (private and public), (vii) as a subordinated debt obligation, hybrid security or surplus note issued or assumed by a Financial Issuer, (viii) as rated preferred equity, (ix) as a residential mortgage loan (RML), (x) as a bank loan, (xi) as investment grade infrastructure debt, (xii) as a floating rate commercial mortgage loan on slightly transitional or stabilized traditional real estate or (xiii) with respect to which Apollo and AHL have mutually agreed following the Prior Amendment Effective Date to constitute as a yield asset category or a yield asset.

An asset shall constitute only one of a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset as of any date of determination. If an asset can be described as two or more of a Core Asset, a Core Plus Asset, a High Alpha Asset or a Yield Asset, such asset shall be deemed to fall solely within the category most specific to such asset.

Schedule I - Page 2